SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 10, 2012

Date of Report (Date of earliest event reported)

Armada Oil, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

333-52040

(Commission File Number)

98-0195748

(I.R.S. Employer Identification No.)

10777 Westheimer Rd.

Suite 1100

Houston, Texas 77042

(Address of principal executive offices)

(800) 676-1006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On October 11, 2012, Armada Oil, Inc. (the “Company”) entered into an employment agreement (the “Cerna Employment Agreement”) with Mr. James J. Cerna, Jr., pursuant to which Mr. Cerna will continue to serve as the Company’s President and Chief Executive Officer. Under the terms of the Cerna Employment Agreement, Mr. Cerna will be paid an annual salary of $180,000, payable in 24 equal installments, and a monthly medical insurance reimbursement of up to $1,300 per month beginning on October 1, 2012. The Cerna Employment Agreement has a term of 3 years. If Mr. Cerna’s employment with the Company is terminated prior to the end of 3 years, other than “for cause,” as defined in the Cerna Employment Agreement, Mr. Cerna is entitled to a severance payment of up to one year’s salary and medical insurance reimbursement. Additionally, Mr. Cerna is eligible for a cash bonus of up to 100% of his then existing salary, as determined solely by the Company’s Board of Directors after consultation with the Company’s Compensation Committee. A complete copy of the Cerna Employment Agreement is attached as Exhibit 10.1 hereto.

As part of the Cerna Employment Agreement the Company awarded Mr. Cerna a total of 800,000 option (the “Options”) to purchase up to an aggregate of 800,000 shares of the Company’s common stock; the Options are subject to and shall have such further restrictions, vesting requirements and exercise provisions as are set forth in the stock option agreement entered into between Mr. Cerna and the Company, a copy of which is attached as Exhibit 10.2 hereto. Subject to the foregoing the Options vest as follows:

(1)	50,000 options vest immediately upon Mr. Cerna’s entry into the Cerna Employment Agreement;
(2)	250,000 options vest upon the one year anniversary of Mr. Cerna’s entry into the Cerna Employment Agreement;
(3)	250,000 options vest upon the two year anniversary of Mr. Cerna’s entry into the Cerna Employment Agreement; and
(4)	250,000 options vest upon the three anniversary of Mr. Cerna’s entry into the Cerna Employment Agreement.

SECTION 4. Matters Related to Accountants and Financial Statements

Item 4.01 Changes in Registrant’s Certifying Accountant.

On October 10, 2012, the Company dismissed Peterson Sullivan LLP (“Peterson Sullivan”) as the Company’s independent registered public accounting firm, which dismissal was ratified by the Company’s Audit Committee on October 9, 2012.

During the Company’s fiscal years ended March 31, 2012 and March 31, 2011, there were no disagreements (as defined in Item 304 of Regulation S-K) with Peterson Sullivan on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Peterson Sullivan would have caused it to make reference in connection with its opinion to the subject matter of the disagreement for (i) the fiscal year ended March 31, 2011, (ii) the fiscal year ended March 31, 2012 or the interim period through October 9, 2012. The report of Peterson Sullivan for the fiscal year ended on March 31, 2012, did state that there was substantial doubt about the Company’s ability to continue as a going concern.

On October 15, 2012, the Company provided Peterson Sullivan with a copy of the disclosures it is making in response to Item 4.01 on this Form 8-K, and has requested that Peterson Sullivan furnish it with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of the letter, dated October 15, 2012, is filed as Exhibit 16.1 (which is incorporated by reference herein) to this Current Report on Form 8-K.

On October 9, 2012, the Company’s Audit Committee approved the engagement of GBH CPAs, PC (“GBH”) as its independent registered public accounting firm for the Company’s fiscal year ending March 31, 2013. On October 10, 2012, the Company engaged GBH as its independent registered public accounting firm.

During the fiscal years ended March 31, 2012 and March 31, 2011 and the subsequent interim period through October 9, 2012, the date of engagement of GBH, the Company did not consult with GBH regarding any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). Prior to engaging GBH, the Company consulted with GBH regarding the Company’s proposed business combination, as disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on October 3, 2012, to ensure that GBH would be in a position to assist the Company in a timely manner to complete all audit and financial reporting activities required to effect the proposed business combination.

SECTION 5. Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2012, the Company entered into the Cerna Employment Agreement as further described in Item 1.01 above and incorporated by reference herein.

SECTION 9. Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

The following exhibit is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Registrant specifically incorporates it by reference:

Number	Description

10.1	Employment Agreement dated October 11, 2012, between James J. Cerna, Jr. and Armada Oil, Inc.

10.2	Stock Option Agreement dated October 11, 2012, between James J. Cerna, Jr. and Armada Oil, Inc.
16.1	Letter from Peterson Sullivan LLP dated October 15, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on October 15, 2012.

Armada Oil, Inc.

By:	/s/ James J. Cerna, Jr.
James J. Cerna, Jr.
President and Chief Executive Officer